Exhibit 10.1

Optionee: William Eccleshare
Date of Agreement: September 17, 2009
as amended and restated on
August 11, 2011

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

2005 STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED

AMENDED AND RESTATED STOCK OPTION AGREEMENT

THIS AMENDED AND RESTATED STOCK OPTION AGREEMENT (the “Agreement”), made as of this 11th day of August, 2011 by and between Clear Channel Outdoor Holdings, Inc., a Delaware corporation (the “Company”), and William Eccleshare (the “Optionee”), evidences the grant by the Company of Options to purchase a certain number of shares of the Company’s Class A common stock, $.01 par value (the “Common Stock”) to the Optionee on such dates set out below and the Optionee’s acceptance of these Options (as defined below) in accordance with the provisions of the Clear Channel Outdoor Holdings, Inc. 2005 Stock Incentive Plan, as amended and restated (the “Plan”).  This Agreement amends and restates that certain Stock Option Agreement made as of the 17th day of September, 2009 by and between the Company and the Optionee (the “Original Agreement”), and the Optionee hereby acknowledges that the Optionee shall have no further rights to any Options under the Original Agreement which have not been granted as of the date hereof.  All capitalized terms not defined herein shall have the meaning ascribed to them as set forth in the Plan.  The Company and the Optionee agree as follows:

1.    Grant of Options.

(a)   Subject to the terms and conditions set forth herein and in the Plan, the Company granted to the Optionee the following three options (together with the options to be granted pursuant to Section 1(c) below, the “Options”) to purchase, at the dates set forth below:

(i) 40,000 shares of Common Stock (“Option A”), which were granted on September 10, 2009;

(ii) 92,163 shares of Common Stock (“Option B”), which were granted on September 10, 2009, and 15,360 shares of which were forfeited on September 10, 2010; and

(iii) 63,583 shares of Common Stock (“Option C”), which were granted on September 10, 2010.

The date each Option was granted, or is granted in the future, is referred to as the “Grant Date”.

(b)               The amount payable for each share of the Common Stock in the event of the Options being exercised (the “Option Price”) shall be as follows:

                                                    (i) in respect of Option A, USD $7.02;

                                                    (ii) in respect of Option B, USD $7.02; and

                                                 (iii) in respect of Option C, USD $10.40.

(c)           Subject to the terms and conditions set forth herein and in the Plan, the Company will grant to the Optionee, no later than March 31, 2012, an Option to purchase 90,000 shares of Common Stock (“Option D”), with an Option Price equal to the closing price for the Common Stock on the Grant Date, or if there is no closing price for the Common Stock on the Grant Date, on the first preceding date on which shares of Common Stock are traded.

2.   Limitations on Exercise of Options.

                        (a)            Option A shall become exercisable as follows:

(i) half of the shares of Common Stock under Option A shall vest and become exercisable on the first anniversary of the date of signing the employment agreement; and

(ii) half of the shares of Common Stock under Option A shall vest and become exercisable on the second anniversary of the date of signing the employment agreement.

                        (b)   The remaining 76,803 shares subject to Option B shall become exercisable as follows:

(i) with respect to 30,721 of the shares of Common Stock under Option B, one-quarter of such shares shall vest and become exercisable on each of the first, second, third and fourth anniversaries of its Grant Date; and

(ii) with respect to 46,082 of the shares of Common Stock under Option B, one-third of such shares shall vest and become exercisable on each of the second, third and fourth anniversaries of its Grant Date.

                                (c)   Options C and D shall be exercisable as follows:

(i) one-quarter of the shares of Common Stock under each Option shall vest and become exercisable on each of the first, second, third and fourth anniversaries of its Grant Date.

3.            Term of the Options.Unless sooner terminated in accordance herewith or in the Plan, the Options shall expire on the tenth anniversary of the Grant Date.

4.             Method of Exercise.

(a)   The Optionee may exercise the Options, from time to time, to the extent then exercisable, by contacting the Company’s outside Plan administrator (the “Administrator”) and following the procedures established by the Administrator. The Option Price of the Options may be paid in cash or by certified or bank check or in any other manner the Compensation Committee of the Company’s Board of Directors (“the Committee”), in its discretion, may permit, including, without limitation, (i) the delivery of previously-owned shares, (ii) by a combination of a cash payment and delivery of previously-owned shares, or (iii) pursuant to a cashless exercise program established and made available through a registered broker-dealer in accordance with applicable law.

    (b)   At the time of exercise, the Optionee shall pay to Clear Channel Outdoor Limited (or such third party as it directs) such amount as it deems necessary to meet any liability to tax (including but without limitation income tax under PAYE and employee’s national insurance contributions) which it is obliged to pay or account for to any tax authority in respect of any issue or transfer of any Common Stock on the exercise of the Options (the “Tax Liability”).  The Optionee may elect to pay to Clear Channel Outdoor Limited (or such third party as it directs) an amount equal to the Tax Liability by delivering to Clear Channel Outdoor Limited (or such third party as it directs), cash, a check or at the sole discretion of the Company, shares of Common Stock having a Fair Market Value equal to the amount of the Tax Liability.

5.             Issuance of Shares.   Except as otherwise provided in the Plan, as promptly as practical after receipt of notification of exercise and full payment of the Option Price and any Tax Liability, the Company shall issue (if necessary) and transfer to the Optionee the number of Option Shares with respect to which this Option has been so exercised, and shall deliver to the Optionee or have deposited in the Optionee’s brokerage account with the Administrator such Option Shares, at the Optionee’s election either electronically or represented by a certificate or certificates therefor, registered in the Optionee’s name.

6.             Termination of Employment.

        (a)    Except as otherwise provided in this Agreement, no Option may be granted or exercised unless the Optionee shall have remained in employment or service with the Company since the date of this Agreement.

                (b)   If the Optionee’s termination of employment or service is due to death, the Options then held by the Optionee shall automatically vest and become immediately exercisable in full and shall be exercisable by the Optionee’s designated beneficiary, or, if none, the person(s) to whom the Optionee’s rights under these Options are transferred by will or the laws of descent and distribution for one year following such termination of employment or service (but in no event beyond the term of the Options), and shall thereafter terminate.

    (c)            If the Optionee’s termination of employment or service is due to Disability (as defined herein), with respect to Options then held by the Optionee, the Optionee shall be treated as if his employment or service continued with the Company for the lesser of (i) five years or (ii) the remaining term of the Options solely for purposes of continued vesting and exercisability during such period (the “Disability Vesting Period”).  Upon expiration of the Disability Vesting Period, the Options shall automatically terminate; provided, that, if the Optionee should die during such period, the Options shall automatically vest and become immediately exercisable in full and shall be exercisable by the Optionee’s designated beneficiary, or, if none, the person(s) to whom the Optionee’s rights under the Options are transferred by will or the laws of descent and distribution for one year following such death (but in no event beyond the term of the Options), and shall thereafter terminate.  For purposes of this section, “Disability” shall mean (i) if the Optionee’s employment or service with the Company is subject to the terms of an employment or other service agreement between such Optionee and the Company, which agreement includes a definition of “Disability”, the term “Disability” shall have the meaning set forth in such agreement during the period that such agreement remains in effect; and (ii) in all other cases, the term “Disability” shall mean a physical or mental infirmity which impairs the Optionee’s ability to perform substantially his or her duties for a period of one hundred eighty (180) consecutive days.

                (d)          If the Optionee’s termination of employment or service is due to Retirement (as defined herein), with respect to Options then held by the Optionee, the Optionee shall be treated as if his/her employment or service continued with the Company for the lesser of (i) five years or (ii) the remaining term of the Options solely for purposes of continued vesting and exercisability during such period (the “Retirement Vesting Period”).  Upon expiration of the Retirement Vesting Period, these Options shall automatically terminate; provided, that, if the Optionee should die during such period, these Options shall automatically vest and become immediately exercisable in full and shall be exercisable by the Optionee’s designated beneficiary, or, if none, the person(s) to whom such Optionee’s rights under the Options are transferred by will or the laws of descent and distribution for one year following such death (but in no event beyond the term of the Options), and shall thereafter terminate.  For purposes of this section, “Retirement” shall mean the Optionee’s resignation from the Company on or after the date on which the sum of his/her (i) full years of age (measured as of his/her last birthday preceding the date of termination of employment or service) and (ii) full years of service with the Company measured from his/her date of hire (or re-hire, if later), is equal at least seventy (70); provided, that, the Optionee must have attained at least the age of sixty (60) and completed at least five (5) full years of service with the Company prior to the date of his/her resignation.  Any disputes relating to whether the Optionee is eligible for Retirement under this Agreement, including, without limitation, his/her years’ of service, shall be settled by the Committee in its sole discretion.

                (e)           If the termination of the Optionee’s employment or service is for Cause (as defined herein), the Options shall terminate upon such termination of employment or service, regardless of whether the Options were then exercisable.  For purposes of this section, “Cause” shall mean the Optionee’s (i) intentional failure to perform reasonably assigned duties, (ii) dishonesty or willful misconduct in the performance of duties, (iii) involvement in a transaction in connection with the performance of duties to the Company which transaction is adverse to the interests of the Company and which is engaged in for personal profit or (iv) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses).

(f)            If the termination of the Optionee’s employment or service is for any reason other than Cause (as defined herein), Option A shall automatically vest and become immediately exercisable in full.

                (g)   If the termination of the Optionee’s employment or service is for any other reason not covered by (b) to (e) above, the unvested portion of Options B, C and D, if any, shall terminate on the date of termination and the vested portion of those Options shall be exercisable for a period of three-months following such termination of employment or service (but in no event beyond the term of those Options), and shall thereafter terminate.  The Optionee’s status as an employee shall not be considered terminated in the case of a leave of absence agreed to in writing by the Company (including, but not limited to, military and sick leave); provided, that, such leave is for a period of not more than three-months or re-employment upon expiration of such leave is guaranteed by contract or statute.

(h)    Notwithstanding any other provision of this Agreement or the Plan to the contrary, including, without limitation, Sections 2 and 6 of this Agreement:

                (i)       If it is determined by the Committee that the Optionee engaged in (or is engaging in) any “Prohibited Act” (as defined below) where such Prohibited Act occurred or is occurring within the one (1) year period immediately following the exercise of any Option granted under this Agreement, the Optionee agrees that he/she will repay to the Company (or such third party as it directs) any net gain (after deduction of the Tax Liability) realized on the exercise of such Option (such gain to be valued as of the relevant exercise date(s)).  Such repayment obligation will be effective as of the date specified by the Committee.  Any repayment obligation must be satisfied in cash or, if permitted in the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the gain realized upon exercise of the Option(s).  The Company is specifically authorized to off-set and deduct from any other payments, if any, including, without limitation, wages, salary or bonus, that it may owe the Optionee to secure the repayment obligations herein contained.  The determination of whether the Optionee has engaged in a Prohibited Act shall be determined by the Committee in good faith and in its sole discretion.  For the purposes of this Agreement, the term “Prohibited Activity” shall mean any activity that is harmful to the business or reputation of the Company (or any parent or subsidiary), including, without limitation, any “Competitive Activity” (as defined below in (h)(ii)) or conduct prejudicial to or in conflict with the Company (or any parent or subsidiary).

                (ii)  If it is determined by the Committee that the Optionee engaged (or is engaging in) any “Competitive Activity” (as defined below), then, upon such determination by the Committee, the Options shall be cancelled and cease to be exercisable (whether or not then vested).  The determination of whether the Optionee is engaging or has engaged in a Competitive Activity shall be determined by the Committee in good faith and in its sole discretion.  The provisions of Section 6(h)) shall have no effect following a Change of Control (as defined herein).  For purposes of this Agreement, the term “Competitive Activity” shall mean the Optionee directly or indirectly and whether alone or in conjunction with or on behalf of any other person and whether as a principal, shareholder, director, employee, agent, consultant, partner or otherwise:

     (1)   at any time during the period of 9 months from the Effective Date within the Restricted Territory, take any steps preparatory to or be engaged, employed, interested or concerned in (A) any business that provides any Competing Business and/or (B) any Target Business Entity and/or (C) any firm, company or other entity directly or indirectly owning or controlling either a business that provides any Competing Business or a Target Business Entity;

                     (2)   at any time during the period of 9 months from the Effective Date within the Restricted Territory, acquire a substantial or controlling interest directly or by or through any nominee or nominees in any business providing any Competing Business, a Target Business Entity or in any firm, company or other entity owning or controlling a business that provides any Competing Business or a Target Business Entity;

                     (3)   at any time during the period of 9 months from the Effective Date solicit or induce or endeavour to solicit or induce any Key Person to leave the employ of the Company or any Relevant Group Company, whether or not such person would commit any breach of his or her own contract of employment or engagement by leaving the service of the Company or any Relevant Group Company; or

                     (4)   at any time during the period of 9 months from the Effective Date solicit or induce or endeavour to solicit or induce any person who is a Restricted Client or Prospective Client away from the Company or any Group Company or interfere with or endeavour to interfere with the Company’s or any Group Company’s relationship with any person who is a Restricted Client or Prospective Client provided always that nothing contained in this clause shall be deemed to prohibit the seeking or doing of business not in direct or indirect competition with the Restricted Business; or

             (5)   at any time during the period of 9 months from the Effective Date have business dealings directly or indirectly with any person who is a Restricted Client or Prospective Client provided always that nothing contained in this clause shall be deemed to prohibit the seeking or doing of business not in direct or indirect competition with the Restricted Business; or

(6)   encourage, assist or procure any third party to do anything which, if done by him would be in breach of sub-paragraphs i. to v. above,

but for the avoidance of doubt nothing in this section 6(h) will result in your forfeiting any Options as a result of working in the Restricted Period for a company or business which is not (i) a Competing Business; (ii) a Target Business Entity; or (iii) a firm, company or other entity which owns or controls a business that provides any Competing Business or a Target Business Entity and in which business you have a material involvement.

a.   For the purposes of this section 6, the following expressions shall have the following meanings:

i.   “Competing Business” shall mean any products or services which are the same as or materially similar to and competitive with any Restricted Business to include without limitation the businesses of Stroer, JCD, News Outdoor, Titan and CBS;

ii.   “Effective Date” means the date on which the Optionee’s employment terminates (the “Termination Date”) provided always that if no duties have been assigned to him or he has carried out duties other than his normal duties or has been excluded from the Company’s or any Group Company’s premises immediately preceding the Termination Date, it means the last date on which he carried out his normal duties;

iii.    “Key Person” shall mean any person who on the Effective Date is a director or officer or manager or executive or of the same grade to the Optionee employed or engaged by the Company or any Relevant Group Company or any consultant working for the Company or any Relevant Group Company as a director or officer or manager or executive or in a similar capacity (or any person who would have been so employed by or working for the Company or any Relevant Group Company on the Effective Date but for the Optionee’s breach of his obligations under this Agreement or any employment agreement and/or implied by law) with whom he worked or had material dealings or for whose work he was responsible or managed in the course of his employment at any time during the Relevant Period;

iv.   “Prospective Client” shall mean any person who at any time during the Relevant Period was a prospective client or prospective customer of the Company or any Group Company and with whom the Optionee had a material involvement during the course of his employment at any time during the Relevant Period;

v.    “Relevant Group Company” shall mean any Group Company (other than the Company) for which the Optionee has performed services or for which the Optionee has had operational or management responsibility or has provided services at any time during the Relevant Period;

vi.    “Relevant Period” shall mean the period of 12 months immediately before the Effective Date;

vii. “Restricted Business” shall mean the business of owning, operating and developing advertising structures both static and moveable, indoor and outdoor including advertising panels designed to display advertisements and any other products or services provided by the Company or any Relevant Group Company at any time during the Relevant Period with which the Optionee had a material involvement during the course of his employment at any time during the Relevant Period;

viii. “Restricted Client” shall mean any person who at any time during the Relevant Period was a client or customer of the Company or any Group Company and with whom the Optionee had a material involvement during the course of his employment at any time during the Relevant Period;

ix. “Restricted Territory” shall mean within the United Kingdom and any other country in the world where on the Effective Date the Company or any Relevant Group Company was engaged in the research into, development, manufacture, distribution, sale or supply or otherwise dealt in any Restricted Business;

x. “Target Business Entity” means any business howsoever constituted (whether or not providing Competing Business) which was at the Effective Date or at any time during the Relevant Period a business which the Company or any Relevant Group Company had entered into negotiations with, had approached or had identified as (i) a potential target with a view to its acquisition by the Company or any Relevant Group Company and/or (ii) a potential party to any joint venture with the Company or any Relevant Group Company, in either case where such approach or negotiations or identification were known to a material degree by the Optionee during the Relevant Period.

Each of the forfeiture provisions in this section 6(h) is intended to be separate and severable and in the event that any of such restrictions shall be adjudged to be void or ineffective for whatever reason but would be adjudged to be valid and effective if part of the wording or range of services or products were reduced in scope or deleted, the said restrictions shall apply with such modifications as may be necessary to make them valid and effective.

              (i) The term “Company” as used in this Agreement with reference to the employment or service of the Optionee shall include the Company and its parent and subsidiaries, as appropriate.

7.   Change in Control.

      (a)   Upon the occurrence of a Change in Control (as defined herein), the Options already granted in accordance with Section 1 herein shall become immediately vested and exercisable in full.  For the purposes hereof, the term “Change in Control” shall mean a transaction or series of transactions which constitutes an “Exchange Transaction” within the meaning of the Plan or such other event involving a change in ownership or control of the business or assets of the Company as the Board, acting in its discretion, may determine.  For the avoidance of doubt, the determination of whether a transaction or series of transactions constitutes an Exchange Transaction within the meaning of the Plan shall be determined by the Board, acting in its sole discretion.

      (b)   In the event that the Company decides to divest Clear Channel Outdoor International prior to 31 August 2012 the Options shall become immediately vested and the Optionee will have the option to exercise the Options immediately, hold the Options for future exercise or exchange such Options for a guaranteed minimum value of US$1.2 million (to be converted from US dollars using an exchange rate of US$1.49:£1).

8.   Rights as a Stockholder.  No shares of Common Stock shall be issued in respect of the exercise of the Options until payment of the exercise price and the applicable Tax Liability have been satisfied or provided for to the satisfaction of the Company, and the Optionee shall have no rights as a stockholder with respect to any shares covered by the Options until such shares are duly and validly issued by the Company to or on behalf of the Optionee.

9.   Non-Transferability.   The Options are not assignable or transferable except upon the Optionee’s death to a beneficiary designated by the Optionee in a manner prescribed or approved for this purpose by the Committee or, if no designated beneficiary shall survive the Optionee, pursuant to the Optionee’s will or by the laws of descent and distribution.  During an Optionee’s lifetime, the Options may be exercised only by the Optionee or the Optionee’s guardian or legal representative.  Any purported assignment, charge, pledge, disposal of or dealing with an Option shall cause the Option to lapse forthwith.

10.   Limitation of Rights.   Nothing contained in this Agreement shall confer upon the Optionee any right with respect to the continuation of his employment or service with the Company, or interfere in any way with the right of the Company at any time to terminate such employment or other service (including dismissal by his employer in breach of the terms of his employment contract) or to increase or decrease, or otherwise adjust, the compensation and/or other terms and conditions of the Optionee’s employment or other service.

11.   Restrictions on Transfer.    The Optionee agrees, by acceptance of the Options, that, upon issuance of any shares hereunder, that, unless such shares are then registered under applicable federal and state securities laws, (i) acquisition of such shares will be for investment and not with a view to the distribution thereof, and (ii) the Company may require an investment letter from the Optionee in such form as may be recommended by Company counsel. The Company shall in no event be obliged to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other affirmative action in order to cause the exercise of the Options or the issuance or transfer of shares pursuant thereto to comply with any law or regulation of any governmental authority.

12.   Notice.   Any notice to the Company provided for in this Agreement shall be addressed to it in care of its Secretary at its executive offices at Clear Channel Outdoor Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209-8328, and any notice to the Optionee shall be addressed to the Optionee at the current address shown on the payroll records of the Company. Any notice shall be deemed to be duly given if and when properly addressed and posted by registered or certified mail, postage prepaid.

13.   Incorporation of Plan by Reference.   This Option is granted pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and this Option shall in all respects be interpreted in accordance with the Plan.  The Committee shall interpret and construe the Plan and this Agreement and its interpretations and determinations shall be conclusive and binding on the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control.

14.   Governing Law.   This Agreement and the rights of all persons claiming under this Agreement shall be governed by the laws of State of Delaware, without giving effect to conflicts of laws principles thereof.

15.   Tax Status of Option.   This Option is not intended to be an incentive stock option within the meaning of Section 422 of the Code.

16.   Exchange rate.   Where any amount is to be converted into or from US dollars for the purposes of the Plan (including any “Tax Liability” but excluding, for the avoidance of doubt, any calculation under section 7(b)), it shall be converted using the applicable spot rate quoted in The Wall Street Journal for that day (or such other source as the Committee deems reliable).

17.   Miscellaneous.   This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be modified other than by written instrument executed by the parties.

IN WITNESS WHEREOF, the Company has caused this Amended and Restated Option Agreement to be executed under its corporate seal by its duly authorized officer.  This Amended and Restated Option Agreement shall take effect as a sealed instrument.

Clear Channel Outdoor Holdings, Inc.

By:
Name:
Title:

Dated:

Acknowledged and Agreed

__________________________
Name:  William Eccleshare

Address of Principal Residence:

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